Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 24, 2025, with respect to the financial statements and supplemental information included in the Annual Report of Waters Employee Investment Plan on Form 11-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Waters Corporation on Form S-8 (File No. 333-60054, File No. 333-160507, File No. 333-239020, and File No. 333-288030) and Form S-8 POS (File No. 333-183721).

/s/ GRANT THORNTON LLP

Melville, New York

June 24, 2025